Exhibit 99.1

Atlantic Power Corporation Releases First Quarter 2012 Results

BOSTON, MASSACHUSETTS — May 7, 2012 /PRNewswire/ -- Atlantic Power Corporation (NYSE: AT) (TSX: ATP) (“Atlantic Power” or the “Company”) today announced its results for the three months ended March 31, 2012. All amounts are in U.S. dollars unless otherwise indicated. Please see “Regulation G Disclosures” attached to this news release for an explanation and US GAAP reconciliation of the terms “Project Adjusted EBITDA” and “Cash Available for Distribution” as used in this news release.

Highlights

•                  Project Adjusted EBITDA increased by $56.9 million, or 158%, from the comparable period

•                  Acquired a 99% interest in Canadian Hills Wind, an approximate 300 MW wind power project in Oklahoma, and closed construction financing in March; construction commenced in April

•                  Announced agreement with Primary Energy Recycling Corporation (“PERC”) in February, in which they agreed to purchase Atlantic Power’s 14.3% interest in Primary Energy Recycling Holdings (“PERH”)

“Thanks to our transformative acquisition of Capital Power Income, LP (the “Partnership”) last year, we are benefiting from being a much larger company that owns and operates more than half of its projects,” said Barry Welch, President & CEO.  “We are building on the momentum of our recent growth initiatives and continue to deliver long-term value to our many stakeholders.  Our commercial development team is benefiting from increased interest on the part of development companies to partner on a variety of late-stage development projects, and from passive equity partners focused on leveraging our operating expertise.  Canadian Hills is a perfect example where we are deploying capital in an accretive acquisition that has added significant value to the Company.  We are also considering opportunities to rationalize any non-core assets in our portfolio given our scale and primary business focus.”

Operating Performance

Project Adjusted EBITDA, including earnings from equity investments, increased by $56.9 million, or 158%, to $92.9 million for the quarter ended March 31, 2012 compared to $36.0 million for the same period in 2011, primarily due to contributions from the 18 projects added to Atlantic Power’s portfolio when it acquired the Partnership, including: $9 million from Curtis Palmer; $6.4 million from Williams Lake; and $5.4 million from Tunis.

Aggregate power generation in MWhs for the three months ended March 31, 2012 increased approximately 138% from the comparable 2011 period primarily due to increased generation from the newly acquired Partnership projects.  Weighted average availability of Atlantic Power’s projects increased by 2.7% to 96.3% for the quarter ended March 31, 2012, compared to the same period in 2011.

Cash Available for Distribution

For the three months ended March 31, 2012, Cash Available for Distribution increased by $43.2 million compared to the same period in 2011, primarily due to an increase in working capital associated with the Ontario plants acquired in the Partnership acquisition as well as reducing the Company’s combined foreign currency forward positions as a result of the acquisition.  The payout ratio for the quarter ended March 31, 2012 was 55% compared to 114% for the same prior year period.  Due to the timing of numerous working capital adjustments and the cash payments associated with the Company’s corporate level interest payments, the Company’s payout ratio will fluctuate from quarter to quarter.  For example, the interest payments on its $460 million Senior Notes are due semi-annually (May and November) and will impact the payout ratio in the second and fourth quarters.

The calculation of Cash Available for Distribution (in both US$ and Cdn$) and a summary of Project Adjusted EBITDA by segment for the quarters ended March 31, 2012 and 2011 are attached to this news release. [In addition, a summary of Project Adjusted EBITDA by project for the quarter ended March 31, 2012 is attached to this news release.]

Canadian Hills

In March, the Company closed on a $310 million non-recourse, project-level construction financing facility, for its 99% ownership interest in Canadian Hills Wind, which includes a $290 million construction loan and a $20 million, 5-year letter of credit facility.  The construction loan is structured to be repaid by tax equity investments, which we are actively pursuing, when the project commences commercial operations.  Atlantic Power is committed to investing approximately $180 million of equity (net of financing costs) following the funding of the construction financing.  The project began construction in April and we anticipate that the Project will begin commercial operations by the fourth quarter of 2012.  The Company expects approximately $16 to $19 million in cash distributions from the project for each full year of operations through 2020, after which time the Company expects distributions to increase.

Commercial Developments

In February, Atlantic Power entered into an agreement with Primary Energy Recycling Corporation whereby PERC will purchase the Company’s 14.3% common membership interests in PERH for approximately $24 million, plus a management agreement termination fee of approximately $6.1 million for a total price of $30.1 million.  The transaction remains subject to financing as well as pricing adjustment or termination under certain circumstances, and is expected to close in the second quarter of 2012.

In February, the Chambers project received a favorable ruling from the Superior Court of New Jersey in Salem County related to a summary judgment motion on liability related to the suit the project filed against DuPont regarding its performance under the energy services agreement. The court’s decision included a description of the pricing methodology that is consistent with the project’s position.  In April, the court issued its written opinion which ordered DuPont to pay Chambers $15.7 million (Atlantic’s share, $6.8 million) in damages and an estimated approximately $10.6 million (Atlantic’s share, $4.2 million) in additional interest and true-up charges.  Additional details on the suit can be found in the Company’s filings.

In March, Path 15 filed a formal settlement agreement establishing a revenue requirement at $28.8 million with the Administrative Law Judge for her review and certification to FERC for approval.  All of the parties in the rate case either support or do not oppose the settlement agreement.  Path 15 expects an order approving the settlement from FERC during the second quarter of 2012.

Outlook

Based on actual performance to date and projections for the remainder of the year, Atlantic Power expects to receive distributions from its projects in the range of $250 to $265 million for the full year 2012. The Company expects overall levels of operating cash flows in 2012 to be improved over 2011 levels due primarily to full year contributions from the Partnership assets and increased distributions from Selkirk following the final payment of its non-recourse, project-level debt by mid-2012. These increased operating cash flows in 2012, in addition to the smaller and final $1 million management termination fee to ArcLight and one-time realized gains from the termination of a portion of aggregate foreign currency forward contracts from the combined company, are expected to result in a significant increase in cash available for distribution from 2011.  Atlantic Power continues to anticipate a 2012 payout ratio of approximately 90% to 97%, subject to the financial performance of its projects.

Investor Conference Call and Webcast

A telephone conference call hosted by Atlantic Power’s management team will be held on Tuesday, May 8, 2012 at 10:00 AM ET. The telephone numbers for the conference call are: U.S. Toll Free: 1-877-317-6789; Canada Toll Free: 1-866-605-3852; International Toll: +1 412-317-6789.  The Conference Call will also be broadcast over Atlantic Power’s website. Please call or log in 10 minutes prior to the call. The telephone numbers to listen to the conference call after it is completed (Instant Replay) are U.S. Toll Free: 1-877-344-7529; International Toll: +1-412-317-0088. Please enter conference call number 10012731.  The conference call will also be archived on Atlantic Power’s website.

About Atlantic Power

Atlantic Power is a leading publicly traded, power generation and infrastructure company with a well diversified portfolio of assets in the United States and Canada. The Company’s power generation projects sell electricity to utilities and other large commercial customers under long-term power purchase agreements, which seek to minimize exposure to changes in commodity prices.  The net generating capacity of the Company’s projects is approximately 2,140 MW, consisting of interests in 31 operational power generation projects across 11 states and 2 provinces and an 84-mile, 500 kilovolt electric transmission line located in California.  In addition, the Company has one 53 MW biomass project under construction in Georgia and one approximate 300 MW wind project under construction in Oklahoma.  Atlantic Power also owns a majority interest in Rollcast Energy, a biomass power plant developer in Charlotte, NC.  Atlantic Power is incorporated in British Columbia, headquartered in Boston and has offices in Chicago, Toronto, Vancouver and San Diego.

The Company’s corporate strategy is to increase the value of the company through accretive acquisitions in North American markets while generating stable, contracted cash flows from its existing assets to sustain its dividend payout to shareholders.  The Company’s dividend is currently paid monthly at an annual rate of Cdn$1.15 per share.

Atlantic Power has a market capitalization of approximately $1.6 billion and trades on the New York Stock Exchange under the symbol AT and on the Toronto Stock Exchange under the symbol ATP.  For more information, please visit the Company’s website at www.atlanticpower.com or contact:

Atlantic Power Corporation
Amanda Wagemaker, Investor Relations
(617) 977-2700
info@atlanticpower.com

Copies of financial data and other publicly filed documents get filed on SEDAR at www.sedar.com or on EDGAR at www.sec.gov/edgar.shtml under “Atlantic Power Corporation” or on the Company’s website.

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Cautionary Note Regarding Forward-looking Statements

To the extent any statements made in this news release contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended and under Canadian securities law (collectively, “forward-looking statements”).

Certain statements in this news release may constitute “forward-looking statements”, which reflect the expectations of management regarding the future growth, results of operations, performance and business prospects and opportunities of our Company and our projects.  These statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “project,” “continue,” “believe,” “intend,” “anticipate,” “expect” or similar expressions that are predictions of or indicate future events or trends and which do not relate solely to present or historical matters.  Examples of such statements in this press release include, but are not limited, to statements with respect to the following:

•     The expectation that distributions from our projects will be in the range of $250 million to $265 million for the full year 2012;

•     The expectation that overall levels of operating cash flows in 2012 will be improved over actual 2011 levels;

•     The expectation that the payout ratio in 2012 will be approximately 90% to 97%;

•     The expectation that the PERH transaction will close in the second quarter of 2012;

•     The expectation that Canadian Hills will achieve commercial operation by the fourth quarter of 2012;

•     The expectation that Canadian Hills will provide between $16 and $19 million in cash distributions for each full year through 2020, after which time the Company expects distributions to increase; and

•     The expectation that Path 15 will receive an order approving the settlement from FERC during the second quarter of 2012.

Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not or the times at or by which such performance or results will be achieved.  Please refer to the factors discussed under “Risk Factors” in the Company’s periodic reports as filed with the Securities and Exchange Commission from time to time for a detailed discussion of the risks and uncertainties affecting our Company.  Although the forward-looking statements contained in this news release are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material.  These forward-looking statements are made as of the date of this news release and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.  The financial outlook information contained in this news release is presented to provide readers with guidance on the cash distributions expected to be received by the Company and to give readers a better understanding of the Company’s ability to pay its current level of distributions into the future.  Readers are cautioned that such information may not be appropriate for other purposes.

Atlantic Power Corporation

Consolidated Balance Sheets (in thousands of U.S. dollars)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$106,609	$60,651
Restricted cash	27,761	21,412
Accounts receivable	59,501	79,008
Current portion of derivative instruments asset	10,610	10,411
Inventory	18,214	18,628
Prepayments and other	23,647	7,615
Refundable income taxes	2,301	3,042
Total current assets	248,643	200,767

Property, plant and equipment, net	1,549,626	1,388,254
Transmission system rights	178,319	180,282
Equity investments in unconsolidated affiliates	477,098	474,351
Other intangible assets, net	597,633	584,274
Goodwill	343,586	343,586
Derivative instruments asset	16,589	22,003
Other assets	64,216	54,910
Total assets	$3,475,710	$3,248,427

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,561	$18,122
Accrued interest	33,534	19,916
Other accrued liabilities	41,456	43,968
Revolving credit facility	72,800	58,000
Current portion of long-term debt	246,520	20,958
Current portion of derivative instruments liability	50,030	20,592
Dividends payable	10,921	10,733
Other current liabilities	1,278	165
Total current liabilities	477,100	192,454

Long-term debt	1,364,685	1,404,900
Convertible debentures	193,269	189,563
Derivative instruments liability	109,873	33,170
Deferred income taxes	165,413	182,925
Power purchase and fuel supply agreement liabilities, net	46,811	71,775
Other non-current liabilities	60,022	57,859
Commitments and contingencies	—	—
Total liabilities	$2,417,173	$2,132,646

Equity
Common shares, no par value, unlimited authorized shares; 113,680,643 and 113,526,182 issued and outstanding at March 31, 2012 and December 31, 2011, respectively	1,217,893	1,217,265
Preferred shares issued by a subsidiary company	221,304	221,304
Accumulated other comprehensive income (loss)	12,216	(5,193)
Retained deficit	(395,743)	(320,622)
Total Atlantic Power Corporation shareholders’ equity	1,055,670	1,112,754
Noncontrolling interest	2,867	3,027
Total equity	1,058,537	1,115,781
Total liabilities and equity	$3,475,710	$3,248,427

Atlantic Power Corporation

Consolidated Statements of Operations (in thousands of U.S. dollars, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2012	2011
Project revenue:
Energy sales	$75,968	$18,502
Energy capacity revenue	62,518	27,138
Transmission services	7,161	7,644
Other	21,963	381
	167,610	53,665

Project expenses:
Fuel	62,099	17,068
Operations and maintenance	31,500	11,072
Depreciation and amortization	36,468	10,879
	130,067	39,019
Project other income (expense):
Change in fair value of derivative instruments	(58,122)	3,561
Equity in earnings of unconsolidated affiliates	2,947	1,311
Interest expense	(7,033)	(4,647)
Other income (expense), net	15	(2)
	(62,193)	223
Project income	$(24,650)	$14,869

Administrative and other expenses (income):
Administration	7,833	4,054
Interest, net	22,036	3,968
Foreign exchange loss (gain)	986	(658)
	30,855	7,364
Income (loss) from operations before income taxes	(55,505)	7,505
Income tax expense (benefit)	(16,291)	1,523
Net (loss) income	(39,214)	5,982
Net loss attributable to noncontrolling interest	(161)	(154)
Net income attributable to preferred shares of a subsidiary company	3,239	—
Net (loss) income attributable to Atlantic Power Corporation	$(42,292)	$6,136

Net (loss) income per share attributable to Atlantic Power Corporation Shareholders:
Basic	$(0.37)	$0.09
Diluted	$(0.37)	$0.09

Atlantic Power Corporation

Consolidated Statements of Cash Flows (in thousands of U.S. dollars)

(Unaudited)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net loss	$(39,214)	$5,982
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	36,468	10,879
Long-term incentive plan expense	1,081	825
Earnings from unconsolidated affiliates	(2,947)	(1,311)
Distributions from unconsolidated affiliates	249	1,450
Unrealized foreign exchange loss	12,916	1,878
Change in fair value of derivative instruments	58,122	(3,561)
Change in deferred income taxes	(17,676)	2,011
Change in other operating balances
Accounts receivable	19,507	(419)
Prepayments, refundable income taxes and other assets	(14,134)	176
Accounts payable and accrued liabilities	10,574	1,937
Other liabilities	1,546	500
Net cash provided by operating activities	$66,492	$20,347

Cash flows (used in) provided by investing activities:
Proceeds from loan with Idaho Wind	—	5,110
Change in restricted cash	(6,349)	(7,524)
Biomass development costs	(123)	(308)
Construction in progress	(163,427)	(15,055)
Purchase of property, plant and equipment	(716)	(338)
Net cash used in investing activities	(170,615)	(18,115)

Cash flows (used in) provided by financing activities:
Proceeds from issuance of project level debt	184,216	2,781
Repayment of project-level debt	(2,725)	(3,400)
Proceeds from revolving credit facility borrowings	22,800	—
Repayments of revolving credit facility borrowings	(8,000)	—
Dividends paid	(36,031)	(18,852)
Deferred financing costs	(10,179)	—
Net cash provided by (used in) financing activities	150,081	(19,471)
Net (decrease) increase in cash and cash equivalents	45,958	(17,239)
Cash and cash equivalents at beginning of the period	60,651	45,497
Cash and cash equivalents at end of the period	$106,609	$28,258
Supplemental cash flow information
Interest paid	$17,953	$4,659
Income taxes paid (refunded), net	$644	$14
Accruals for capital expenditures	$3,695	$—

Regulation G Disclosures

Cash Available for Distribution is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”) and does not have a standardized meaning prescribed by GAAP.  Management believes Cash Available for Distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.  A reconciliation of Cash Flows from Operating Activities to Cash Available for Distributions is provided below.  Investors are cautioned that the Company may calculate this measure in a manner that is different from other companies.

Project Adjusted EBITDA is defined as project income plus interest, taxes, depreciation and amortization (including non-cash impairment charges) and changes in fair value of derivative instruments.  Project Adjusted EBITDA is not a measure recognized under GAAP and is therefore unlikely to be comparable to similar measures presented by other issuers and does not have a standardized meaning prescribed by GAAP.  Management uses Project Adjusted EBITDA at the Project-level to provide comparative information about project performance.  A reconciliation of Project Adjusted EBITDA to project income is provided on the following page. Investors are cautioned that the Company may calculate this measure in a manner that is different from other issuers.

Atlantic Power Corporation

Cash Available for Distribution

(In thousands of U.S. dollars, except as otherwise stated)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
Cash flows from operating activities	$66,492	$20,347
Project-level debt repayments	(2,725)	(3,400)
Purchase of property, plant and equipment	(716)	(338)
Dividends on preferred shares of a subsidiary company	(3,239)	—
Cash Available for Distribution(1)	59,812	16,609

Total dividends declared to shareholders	$32,780	$18,992

Payout ratio	55%	114%

Expressed in Cdn$
Cash Available for Distribution	59,882	16,407

Total dividends declared to shareholders	$32,667	$18,623

(1)               Cash Available for Distribution is not a recognized measure under GAAP and does not have any standardized meaning prescribed by GAAP. Therefore, this measure may not be comparable to similar measures presented by other companies. See “Supplementary Non-GAAP Financial Information” above.

Atlantic Power Corporation

Project Adjusted EBITDA by Segment (in thousands of U.S. dollars)

(Unaudited)

	Three months ended March 31,
	2012	2011
Project Adjusted EBITDA by segment
Northeast	$42,398	$7,488
Southeast	21,674	19,588
Northwest	13,439	866
Southwest	18,764	8,501
Un-allocated corporate	(3,425)	(450)
Total	$92,850	$35,993

Reconciliation to project income
Depreciation and amortization	49,945	17,437
Interest expense, net	8,868	6,240
Change in the fair value of derivative instruments	58,421	(2,784)
Other expense	266	231
Project income	$(24,650)	$14,869

Atlantic Power Corporation

Project Adjusted EBITDA by Project (those contributing more than $4,000) (in thousands of U.S. dollars)

(Unaudited)

Three months ended March 31,
2012
Project Adjusted EBITDA by project
Northeast
Chambers	$5,886
Curtis Palmer	8,981
Kapuskasing	4,487
Nipigon	4,653
North Bay	4,750
Selkirk	4,600
Tunis	5,398
Other	3,643
Total	42,398
Southeast
Auburndale	10,566
Lake	8,030
Other	3,078
Total	21,674
Northwest
Williams Lake	6,394
Other	7,045
Total	13,439
Southwest
Manchief	4,359
Morris	4,012
Path 15	6,675
Other	3,718
Total	18,764
Un-allocated corporate	(3,425)
Total	$92,850

Reconciliation to project income
Depreciation and amortization	$49,945
Interest expense, net	8,868
Change in the fair value of derivative instruments	58,421
Other (income) expense	266
Project income	$(24,650)